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                                                                    EXHIBIT J(1)

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and under the captions "Independent Auditors" and "The Trust's Financial Statements and Investment Perforamce Information" in the Statement of Additional Information in Post-Effective Amendment Number 24 to the Registration Statement (Form N-1A, No. 33-2081) of John Hancock Variable Series Trust I.

We also consent to the incorporation by reference into the Statement of Additional Information of our report dated February 10, 2000 on the financial statements included in the Annual Report of the John Hancock Variable Series Trust I for the year ended December 31, 1999.

                                                          /s/ ERNST & YOUNG, LLP
                                                              ERNST & YOUNG, LLP

Boston Massachusetts
March 30, 2000